Exhibit (d)(6)

SERVICE AGREEMENT

This Service Agreement (“Agreement”) is entered into as of April 16, 2009, by and between Gmarket Inc., a corporation duly organized and existing under the laws of the Republic of Korea (“Korea”), having its registered office at 9th Floor, LIG Tower,
649-11 Yeoksam-Dong, Gangnam-Gu, Seoul 135-912, Korea (the “Company”), and Young Bae Ku, who is a Korean national (the “Appointee”).

RECITALS:

WHEREAS, effective upon the Acceptance Time (as defined in the Share Allocation and Tender Offer Agreement made and entered into by and among eBay, Inc., eBay KTA (UK) Ltd. (together with eBay Inc. (“eBay”), and the Company), the Company wishes to appoint the Appointee as the President, Co-Representative Director, and Executive Director of the Company, and the Appointee wishes to accept the position offered by the Company as the President, Co-Representative Director, and Executive Director of the Company, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants set forth hereinafter, the parties hereto mutually agree as follows:

1.	Service. Effective upon the Acceptance Time (as defined in the Share Allocation and Tender Offer Agreement made and entered into by and among eBay and the Company), the Company hereby acknowledges the service of the Appointee, and the Appointee hereby accepts the offer of service, as the President, Co-Representative Director, and Executive Director of the Company.

In connection with the Appointee’s service, from the Acceptance Time through December 31, 2009, the Appointee shall oversee the Company’s current business and shall help facilitate the Company’s integration efforts with eBay and Internet Auction Co. (“Auction”). Thereafter, beginning as of January 1, 2010, the Appointee’s service will focus on international expansion of the Company, eBay and Auction.

2.

Duties and Conduct. During the term of this Agreement, the Appointee shall perform and carry out in a faithful and diligent manner all of the duties and responsibilities as the President, Co-Representative Director, and Executive Director as required by the Company, on a full-time basis. The Appointee shall exercise his best efforts to promote the success of the business of the Company and act at all times in the best interest of the Company. Unless duly authorized by the Company, the Appointee shall not, except in the ordinary course of business, (a) incur any debt, liability or obligation, or (b) enter into any contract or agreement for, or on behalf of, or in the name of the Company. The

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Appointee shall always be subject to and act in compliance with all applicable laws, rules, regulations, the Company’s Articles of Incorporation, and such policies, resolutions and instructions issued from time to time by the Company.

3.	Compensation. The Appointee shall receive the following compensation and allowances for the services rendered to the Company:

(a)	An annual base salary of KRW 350,000,000 (the “Base Salary”), which shall be paid in twelve (12) monthly installments, less the deductions, withholdings and contributions required by applicable law;

(b)	In 2009, the Appointee shall receive a bonus of KRW 190,000,000 in lieu of any compensation he would otherwise have received under the Company’s profit sharing plan. Beginning in 2010, the Appointee shall participate in eBay’s Incentive Plan (eIP) at an incentive plan target bonus of up to forty-five percent (45%) of the Base Salary, which shall be calculated and paid in accordance with the Company’s policies;

(c)	Entitlement to monthly and annual paid vacation in accordance with the Company’s policies;

(d)	The free use of a motor vehicle in accordance with the Company’s policies; and

(e)	Enrollment in the National Pension, National Health Insurance and other statutory benefit programs as required by the applicable laws of Korea.

The Appointee’s compensation and allowances shall be reviewed by the Company and may be adjusted by such amount as the Company and the Appointee agree to in accordance with Company policies and Korean law.

4.	Term. The Appointee’s service under this Agreement shall commence upon the Acceptance Time and shall continue in full force and effect until terminated in accordance with the provisions of this Agreement and as required by the applicable laws of Korea, provided that the minimum term of service of the Appointee hereunder shall be eighteen (18) months from the Acceptance Time (“Minimum Service Period”), subject to the terms and limitations of Article 5(a) and 5(d).

The Company and the Appointee hereby agree that if the Appointee resigns prior to the completion of the Minimum Service Period in violation of Article 5(c) or 5(d) or the Company terminates this Agreement prior to the completion of the Minimum Service Period pursuant to Article 5(a)(i) or 5(a)(ii), then Appointee shall promptly pay to the Company one (1) times the annual Base Salary specified in Article 3(a) as liquidated damages (the “Liquidated Damages”); provided, however, that in the event that the Company’s terminates this Agreement prior to the Appointee’s completion of the

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Minimum Service Period pursuant to Article 5(a)(i) or 5(a)(ii) based solely on Non-Satisfactory Performance, the Appointee shall have no obligation to pay any Liquidated Damages pursuant to this Section 4. The Company and the Appointee hereby expressly acknowledge and agree that the Liquidated Damages is the amount reasonably required to reimburse damages to be incurred by the Company arising out of, or resulting from a failure to serve the Minimum Service Period.

5.	Termination. Subject to applicable Korean laws and regulations, the Company’s Articles of Incorporation and/or applicable regulations governing severance, and the terms and limitations set forth below, the service of the Appointee may be terminated as set forth below, by notice in writing at any time upon the occurrence of any of the events described, in which case this Agreement shall be automatically terminated and be of no further force or effect upon the date specified in such notice.

(a)	By the Company, at any time, in the event of any act or omission of the Appointee that (i) violates any provision of this Agreement in any material respect, or (ii) would otherwise in law permit the Company to terminate the service of the Appointee for cause under the Korean Commercial Code; provided, however, that the Company must first provide the Appointee with written notice of his alleged violation, and allow the Appointee thirty (30) days from the date of such written notice in which he will have an opportunity to cure the alleged violation unless the violation constitutes gross misconduct by the Appointee. For purposes of Article 5(a)(i) and 5(a)(ii) above, the parties agree that the failure of the Appointee to meet satisfactory levels of performance as determined in the sole discretion of the Company (based on eBay’s evaluation of the Appointee’s performance in accordance with its performance management process) (“Non-Satisfactory Performance”) shall be deemed to constitute a violation of this Agreement in a material respect and/or grounds that would otherwise in law permit the Company to terminate the service of the Appointee for cause under the Korean Commercial Code. If the Appointee’s service is terminated pursuant to this Section 5(a), the Company will determine the Appointee’s severance package in accordance with applicable law and/or applicable severance policies as appropriate.

(b)	By the Company after the Minimum Service Period by giving three (3) months’ notice to the Appointee or immediately by paying three (3) months Base Salary in lieu thereof or pro-rated partial pay in lieu thereof at the discretion of the Company. If the Appointee’s service is terminated pursuant to this Section 5(b), the Company will determine the Appointee’s severance package in accordance with applicable law and/or applicable severance policies as appropriate.

(c)	By the Appointee after the Minimum Service Period by giving three (3) months’ notice to the Company. If the Appointee’s service is terminated pursuant to this Section 5(c), the Company will determine the Appointee’s severance package in accordance with applicable law and/or applicable severance policies as appropriate.

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(d)	By the Appointee, at any time, in the event of any act or omission of the Company which violates any provision of this Agreement in any material respect; provided, however, that the Appointee must first provide the Company with written notice of his alleged violation, and allow the Company thirty (30) days from the date of such written notice in which it will have an opportunity to cure the alleged violation unless the violation constitutes gross misconduct by the Company. If the Appointee’s service is terminated pursuant to this Section 5(d), the Company will determine the Appointee’s severance package in accordance with applicable law and/or applicable severance policies as appropriate.

Upon termination of his service and this Agreement, the Appointee shall (x) deliver to the Company all materials relating to the business and affairs of the Company, including without limitation all manuals, documents, reports, equipment, working materials and lists of users prepared by the Company or the Appointee in the course of his service, and (y) return to the Company all property including all confidential information and all copies and reproductions thereof in any form whatsoever received by the Appointee and delete same from all retrieval systems and databases used by the Appointee. The Appointee hereby authorizes the Company or any of its designees, upon receipt of written notice of termination pursuant to this Section 5, to use his official CEO seal in order to update the Company’s commercial registry and any other governmental or public registration, license or other document as the Company may deem necessary or appropriate; provided that the Appointee shall not incur any personal liability for such use by the Company.

6.	Confidentiality; Assignment of Intellectual Property. The specific duties and obligations of the Appointee with respect to confidentiality, and assignment of intellectual property rights are contained in Attachment 1.

7.	Entire Agreement. This Agreement, including Attachment 1, contains the entire agreement between the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No modification, alteration or amendment of this Agreement, and no waiver of any provision hereof may be made unless such modification, alteration, amendment, or waiver is set forth in writing and signed by the parties hereto.

8.	Governing Law and Severability. This Agreement shall be construed in accordance with and governed by the laws of Korea. The parties hereto consent to the jurisdiction and venue in the Seoul Central District Court. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect, as if the illegal, invalid or unenforceable provision had never existed herein.

9.	Language. This Agreement shall be executed in two counterparts in the English language, each of which shall be deemed an original but which, taken together, shall constitute one and the same instrument. Should any conflict arise between the English language version of this Agreement and any translation hereof, the English language version shall prevail.

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IN WITNESS WHEREOF, the parties hereto and/or their duly authorized representatives have executed this Agreement as of the date first above written.

Gmarket Inc.	Young Bae Ku

/s/ Duckjun (D.J.) Lee	/s/ Young Bae Ku

Name: Duckjun (D.J.) Lee Title: Chief Financial Officer	Resident Registration No.:

[Service Agreement]

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Attachment 1

CONFIDENTIALITY AGREEMENT

In connection with my appointment or employment with Gmarket Inc. (the “Company”), I hereby agree to perform the following duties and obligations:

1.	Confidentiality. I shall not disclose, reproduce, distribute or use the Proprietary Information (as defined below) of the Company, eBay Inc. (“eBay”) or any other Affiliate of eBay (together with the Company and eBay, an “eBay Group Company”) or any eBay Group Company website user, including buyers and sellers (collectively, the “Users”), except as required in the course of my appointment or employment with the Company, either during my appointment or employment and for five (5) years following its conclusion, without the prior written consent of the Company or eBay for itself or on behalf of any other eBay Affiliate, as applicable. I will have no obligation under this Agreement with respect to any portion of Proprietary Information if I can demonstrate with competent evidence that such portion (i) was in the public domain at the time it was communicated to me by any eBay Group Company; (ii) entered the public domain subsequent to the time it was communicated to me by any eBay Group Company, through no fault of mine; (iii) was in my possession free of any obligation of confidence prior to the time it was communicated to me by any eBay Group Company; or (iv) was rightfully communicated to me free of any obligation of confidence subsequent to the time it was communicated to me by any eBay Group Company. At the Company’s request or upon conclusion of my appointment or employment, I will deliver to the Company the originals and all copies and summaries of the Proprietary Information and all other tangible materials and devices provided as Proprietary Information then in my possession or under my control. Notwithstanding any other provision of this Confidentiality Agreement (the “Agreement”), all Proprietary Information is and shall remain the property of the relevant eBay Group Company, and I acknowledge that the relevant eBay Group Company does not grant to me any express or implied right or license to or under any patents, inventions, copyrights, trademarks, or trade secret information except as otherwise provided herein.

“Proprietary Information” as used in this Agreement shall mean all materials, vendors and Users lists, designs, plans, specifications, intellectual property and intellectual property applications, trade secrets, sales and marketing information, computer applications, methods and policies of doing business, and any other proprietary information and data, that I may obtain as a result of or in connection with my appointment or employment with the Company from an eBay Group Company or its Users. “Affiliate” as used in this Agreement shall mean, with respect to any individual, corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity (“Person”), any other Person that as of the date of this Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under the common control with such specified Person.

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2.	Assignment of Intellectual Property. I hereby agree that I have disclosed and assigned, and will disclose and assign, to the Company, as its exclusive property, all intellectual property and know-how, including without limitation inventions, discoveries, improvements, or other similar work products, whether patentable or not, which are conceived, made or developed by me solely or jointly with others during the period of my appointment or employment with the Company that:

(a)	fall within the general business activities of the Company;

(b)	result from or are suggested by any work that I may do for the Company; or

(c)	are otherwise made through the use of the Company’s time, facilities or materials.

In addition:

(a)	I have assigned and will assign all of my interest in each such invention, improvement, or discovery to the Company;

(b)	as to any and all of such inventions, improvements or discoveries, which are conceived, made or developed by me solely or jointly with others during the period of my appointment or employment with the Company under this Agreement, I will execute all applications, assignments, and other instruments, and otherwise provide proper assistance, during and subsequent to my appointment or employment with the Company, that the Company shall consider necessary to enable the Company to obtain for itself or its nominees, patents, copyrights, or other legal protection for such inventions, discoveries, improvements, or the like, or to enforce or defend its interests therein, in any and all jurisdictions; and

(c)	as to any other non-assignable aspects of intellectual property right, if any, I have granted and will grant an irrevocable, royalty-free, permanent and unrestricted license to the Company to use and to license the intellectual property to anybody and hereby waive any claim that I may have as to such intellectual property rights in relation to the Company, including the right to claim compensation for the assignment described in the above paragraph (a).

3.	Remedies and Miscellaneous. I hereby acknowledge that monetary damages may not be a sufficient remedy for my breach of any duty or obligation under this Agreement and that the Company or any eBay Group Company, as applicable, shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

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This Agreement shall be construed and controlled by the laws of the Republic of Korea, and I consent to the jurisdiction and venue in the Seoul Central District Court. Any term or provision of this Confidentiality Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Confidentiality Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

I hereby acknowledge that the execution of this Agreement binds neither the Company nor me to any specific period of appointment or employment.

Should any conflict arise between the English language version of this Agreement and any translation hereof, the English language version shall prevail.

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IN WITNESS WHEREOF, I have executed this Agreement on April 16, 2009.

/s/ Young Bae Ku
Young Bae Ku

ACCEPTED AND AGREED BY:

Gmarket Inc.

By: /s/ Duckjun (D.J.) Lee

Name: Duckjun (D.J.) Lee

Title: Chief Financial Officer

[Attachment 1 – Service Agreement]

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